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                                                                    EXHIBIT 99.1

Wednesday March 21, 8:31 am Eastern Time

Company Press Release

SOURCE: Hyseq, Inc.

                 Hyseq Promotes Ted W. Love as CEO and President
                    George B. Rathmann to remain as Chairman

Sunnyvale, CA, March 21, 2001 /PRNewswire/ -- Hyseq, Inc. (Nasdaq: HYSQ) today announced that Ted W. Love, M.D. who joined Hyseq as President in January 2001, has been named Chief Executive Officer and President of Hyseq. George B. Rathmann, PhD, who has served as the Chairman of Hyseq's Board of Directors since February 2000 and CEO since May 2000 will continue as Chairman. "The Board made the decision to have Ted run the company," said Dr. Rathmann. "Ted's proved to be a strong leader and we have worked well together over the last few months and we both feel that this is the right time for this transition."

"I am excited about the new challenge and the opportunity to work with my Hyseq colleagues to maintain the company's commitment to becoming a worldwide leader in drug discovery. George has set ambitious goals for 2001, and all of us at Hyseq are encouraged by this precedent and are dedicated to continue progress on all fronts" said Dr. Love.

Hyseq also announced today that its Board Of Directors decided to draw down the entire $20 million available under its line of credit agreement with Dr. Rathmann and pay off the outstanding balance in shares of Hyseq common stock as provided in the agreement.

Hyseq is researching and developing biopharmaceutical products from its collection of novel genes discovered using its proprietary high-throughput technology. Hyseq has collaborations for discovering gene-based products. Information about Hyseq is available at www.hyseq.com or by phoning (408) 524-8100.